                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                     SUNSHINE MINING AND REFINING COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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



                      SUNSHINE MINING AND REFINING COMPANY
                        877 West Main Street, Suite 600
                              Boise, Idaho  83702

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 20, 1998

         The 1998 Annual Meeting of Stockholders of Sunshine Mining and Refining Company (the "Company"), will be held on May 20, 1998 at 1:00 p.m., local time, at the Grove Hotel, 245 S. Capitol Blvd., Boise, Idaho 83702 to conduct the following business:

         1. To elect seven (7) members of the Board of Directors of the Company to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified;

         2. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

         Only Stockholders of record at the close of business on March 23, 1998, will be entitled to notice of and to vote at the Meeting. A list of these stockholders will be available for inspection for ten (10) days preceding the meeting at the office of the Secretary of the Company, 877 West Main Street, Suite 600, Boise, Idaho 83702, and at the meeting.

         Whether or not you plan to attend the Meeting, please date and sign the enclosed proxy card and return it in the accompanying envelope, which requires no postage if mailed in the United States. If you attend the meeting in person, you may withdraw your proxy and vote your shares.

                                By Order of the Board of Directors


                                Rebecca L. Saunders
                                Secretary


March 24, 1998

                                PROXY STATEMENT

                       VOTING SECURITIES AND RECORD DATE

         This Proxy Statement and the form of proxies are first being mailed to stockholders on or about March 24 , 1998, in connection with the solicitation of proxies by Sunshine Mining and Refining Company, a Delaware corporation (the "Company") for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 1:00 p.m., local time, on May 20, 1998, at the Grove Hotel, Boise Idaho, and at any adjournment or adjournments thereof. The Company held its last annual meeting on June 10, 1997.


         The close of business on March 23, 1998, has been fixed as the record date (the "Record Date"), at which 256,487,633 shares of Common Stock of the Company were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

         The presence, in person or by proxy, of a majority of the Common Stock will constitute a quorum at the Annual Meeting and any adjournment(s) thereof. The favorable vote of a majority of the shares of Common Stock represented at the meeting is required to elect the directors. Stockholders will have appraisal or similar rights with respect to matters being voted on at the Annual Meeting.

         With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. A broker non-vote will have no effect on the outcome of the election of directors.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         To the knowledge of the Company, the following persons own five percent (5%) or more of the Company's Common Stock. This information was obtained by the Company from Schedule 13D filings, amended as of November 24, 1997, by the identified Beneficial Owners.

    (1)                     (2)                                      (3)               (4)
   Title of           Name and Address of                     Amount and Nature      Percent
    Class              Beneficial Owner                       of Beneficial Owner    of Class
  ---------         -----------------------                   -------------------    --------
Common Stock        Elliott Associates, L.P.                     9,544,922(1)          3.43%
                    712 5th Ave., 36th Fl.
                    New York, New York 10019

Common Stock        Westgate International, L.P.                12,565,900(1)          4.51%
                    c/o Midland Bank Trust Corporation
                    (Cayman) Limited
                    P.O. Box 1109, Mary Street
                    Grand Cayman
                    Cayman Islands, British West Indies                                ____
                                                                                       7.94%

         (1) Paul E. Singer and Braxton Associates, L.P., a New Jersey limited partnership which is controlled by Singer, are the general partners of Elliott Associates, L.P. Hambledon, Inc., a Cayman Islands corporation, is the sole general partner of Westgate International, L.P. Martley International, Inc., a Delaware corporation, is the investment manager for Westgate. The reporting persons constitute a "group" as defined in Rule 13d-5(b)(1) with respect to their beneficial ownership of the Common Stock. Elliott beneficially owns $7,195,000 principal amount of 8% debentures (which convert into 7,195,000 shares of Common Stock) and 2,349,922 shares of Common Stock, totaling 9,544,992 shares of Common Stock. Westgate and Martley beneficially own 2,060,600 warrants exercisable into Common Stock, $8,340,000 principal amount of 8% Debentures (which convert into 8,340,000 shares of Common Stock) and 2,165,390 shares of Common Stock, totaling 12,565,990 shares of Common Stock. Elliott has the power to vote or direct the vote of, and to dispose of or direct the disposition of, the Common Stock owned by it. Westgate has shared power with Martley to vote or direct the vote of, and to dispose or direct the disposition of, the Common Stock owned by it.

         The following table presents certain information regarding the number of shares of Common Stock beneficially owned by each director, nominee, Named Executive Officer, and by all directors and officers as a group as of the Record Date. All individuals have sole voting and investment power with respect to the shares owned.

                                                           AMOUNT AND NATURE OF   PERCENT
NAME OF INDIVIDUAL                         TITLE OF CLASS  BENEFICIAL OWNERSHIP   OF CLASS
------------------                         --------------  --------------------   --------
G. Chris Andersen                           Common Stock        175,517 (1)         --(3)
V. Dale Babbitt                             Common Stock        125,889 (1)         --(3)
Harry F. Cougher                            Common Stock        309,479 (1)         --(3)
William W. Davis                            Common Stock        704,418 (1)         --(3)
George M. Elvin                             Common Stock        250,800 (1)(2)      --(3)
Daniel D. Jackson                           Common Stock        167,059 (1)         --(3)
Oren G. Shaffer                             Common Stock        117,625 (1)         --(3)
John S. Simko                               Common Stock        927,843 (1)         --(3)
Robert B. Smith. Jr.                        Common Stock        290,000 (1)         --(3)
All officers and directors as a group       Common Stock      3,068,630 (4)         1.20

--------------------

(1) Includes the following shares subject to purchase pursuant to stock options and warrants exercisable within sixty days: Mr. Andersen, 105,589 shares; Mr. Babbitt, 110,088 shares; Mr. Cougher, 300,300 shares; Mr. Davis, 601,218 shares; Mr. Elvin 95,000 shares; Mr. Jackson, 155,059 shares; Mr. Simko, 866,873 shares; Mr. Shaffer, 105,875 shares; and Mr. Smith, 105,000 shares.

(2) Includes 17,800 shares owned by Mr. Elvin's wife and 120,000 shares owned by a partnership in which Mr. Elvin shares investment and voting powers.

(3) Less than 1%.

(4) Includes 2,445,002 shares subject to purchase pursuant to stock options and warrants exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Company believes based on its review of Forms 3, 4 and 5, furnished to the Company for the fiscal year ended December 31, 1997 and written representations that no other reports were required for such fiscal year that all Section 16(a) filing requirements applicable to its officers and directors were complied with.

                             ELECTION OF DIRECTORS

         The following seven (7) persons are nominated for election as directors. Each nominee is presently a director of the Company.


                                                    POSITION(S) WITH COMPANY, PRINCIPAL OCCUPATION
    NAME                             AGE                        AND BUSINESS HISTORIES
    ----                             ---            ----------------------------------------------
    G. Chris Andersen . . . .        59      Director since May 1983; Partner of Andersen, Weinroth & Co. LP since
                                             January 1996; until August 1995, was Vice Chairman -- PaineWebber
                                             Incorporated for more than five years prior thereto.

    V. Dale Babbitt . . . . .        61      Director since December 1992; President (for  more than the past five years) and CEO of N.L. Terteling Family Interest, Inc. (dba) J.A. Terteling
                                             & Sons Co., the Managing General Partner for investments consisting of mining interests, oil & gas, real estate and securities.

    George M. Elvin . . . . .        55      Director since June 1994.  Financial Consultant (for more than the past five years) and since August 1992 is the owner and President of Windsor
                                             IBC, Inc. a brokerage firm member of the NASD.

    Daniel D. Jackson . . . .        69      Director since May 1983; Principal, Jackson Capital LLC since 1996;
                                             Managing Director of Hambrecht & Quist, Inc., a San Francisco, California
                                             based investment banking firm (1990-1996).

    Oren G. Shaffer . . . . .        55      Director since June 1993. Since October 1994, Executive Vice-President and
                                             Chief Financial Officer of Ameritech Corporation; previously was President of Vigrocap, Inc., a venture capital company (October 1991 to October
                                             1994); and was Executive Vice President, Chief Financial Officer and
                                             Director of Goodyear Tire and Rubber Co. from January, 1990 to October
                                             1992.

    John S. Simko . . . . . .        59      Director, Chairman and Chief Executive Officer since 1996; Director,
                                             President and Chief Executive Officer of the Company since 1992; previously
                                             (since 1984) served the Company as Senior Vice President and General
                                             Counsel.

    Robert B. Smith, Jr . . .        60      Director since June 1993. Mr. Smith has been  a private investor since 1984 and Trustee of the Dalkon Shield Trust since 1989.

         Directors are elected annually to serve until the next annual meeting of stockholders or until their respective successors are elected.

CERTAIN OTHER MATTERS

         No family relationships exist between any director, executive officer or person nominated to become a director or executive officer.

         Mr. Andersen is a director of United Waste, Terex, Inc. and Headway Corp. Services, Inc.; Mr. Jackson is an advisory director of CCC Information Services Group, Inc. and a director of ABRA, Inc.; Mr. Shaffer is a director Taiwan Equity Fund, Inc. and Singapore Fund; and Mr. Smith is a director of Stratesec Corp. Each of these companies has a class of securities registered pursuant to Section 12 of the Securities and Exchange Act of 1934.

MEETINGS AND COMMITTEES

         The Board of Directors of the Company held four (4) meetings during 1997. Except for Messrs. Andersen and Shaffer, all Directors attended at least seventy-five percent (75%) of the meetings of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the board on which he served.

         The Audit Committee, consisting of Messrs. Smith and Elvin, with Mr. Smith as Chairman, has the authority to recommend to the Board of Directors the independent accountants to perform the annual audit of the Company; to review the performance of such auditors; to develop the general policies and procedures used by the Company with respect to internal auditing, accounting and financial controls; and to provide the independent auditors with access to the Board of Directors. One (1) meeting of the Audit Committee was held during 1997.

         The Compensation and Transaction Committee, consisting of Messrs. Jackson, Shaffer and Babbitt, with Mr. Jackson as Chairman, has the authority to establish all compensation, including salaries, bonuses and the terms and conditions of the same for all executive officers of the Company; to administer the stock option plans and determine the individuals to receive, and the amount of and times of granting of, stock options; to establish the terms and conditions of any employment contract executed between the Company and its officers; and to establish insurance, pension, retirement and other benefits for officers of the Company. The Committee reviews transactions between the Company and directors, officers or employees of the Company that exceed $50,000, and recommends persons to serve as directors and officers of the Company. If nominees to the Board of Directors are recommended by stockholders, these recommendations will be considered by the Committee. Recommendations by stockholders should be submitted to the Secretary of the Company and should identify the recommended nominee by name and provide detailed background information. Two (2) meetings of this Committee were held during 1997.

         The Finance Committee, consisting of Messrs. Andersen, Shaffer, Elvin and Simko, with Mr. Andersen as Chairman, has the authority to review all proposed changes to the capital structure of the Company and to make all decisions concerning investments of funds by the Company. One (1) meeting of the Finance Committee was held during 1997.

                    MANAGEMENT REMUNERATION AND TRANSACTIONS

COMPENSATION OF EXECUTIVE OFFICERS

         The following are the executive officers (the "Named Executive Officers") of the Company:

                                                  POSITION(S) WITH COMPANY, PRINCIPAL OCCUPATION
    NAME                    AGE                                 AND BUSINESS HISTORIES
    ----                    ---                                 ----------------------
John S. Simko                59         Director, Chairman and Chief Executive Officer since December, 1996; Director,
                                        President and Chief Executive Officer of the Company since December 1992;
                                        previously (since 1984) served the Company as Senior Vice President and General
                                        Counsel.

William W. Davis             44         Executive Vice President and Chief Financial Officer since December, 1995, and
                                        Senior Vice President  and Chief Financial Officer of the Company since
                                        September 1992. Previously, from 1983, served in  various capacities as an employee of the Company.

Harry F. Cougher             55         Senior Vice President and Chief Operating Officer-Mining since January 1994.
                                        Previously, since 1984,  served in various capacities as an employee of the
                                        Company.

--------------------

         The following table sets forth the total compensation paid by the Company, or accrued for the account of each of the "Named Executive Officers" for calendar years 1997, 1996, and 1995. There were no other executive officers whose salary and bonus for the year ended December 31, 1997, exceeded $100,000.

SUMMARY COMPENSATION TABLE
                                                              LONG TERM COMPENSATION
                  ANNUAL COMPENSATION                            AWARDS      PAYOUTS
 ---------------------------------------------------------    ------------   -------
    (A)                               (B)   (C)       (D)         (G)         (H)          (I)
                                                               SECURITIES
                                                               UNDERLYING     LTIP      ALL OTHER
                                           SALARY    BONUS    OPTIONS/SARS   PAYOUTS   COMPENSATION
 NAME AND PRINCIPAL POSITION         YEAR   ($)       ($)          (#)         ($)        ($)(1)
 ---------------------------         ----  ------    -----    ------------   -------   -------------
 John S. Simko,                      1997  360,031   43,100            0        0          12,894
 Chairman & Chief Executive          1996  297,534        0      650,000        0          13,500
 Officer                             1995  297,832        0      100,000        0          15,525

 William W. Davis,                   1997  221,888   24,000            0        0          12,894
 Exec. Vice Pres. & Chief            1996  201,890        0      400,000        0          13,500
 Financial Officer                   1995  177,650        0      100,000        0          15,525

 Harry F. Cougher                    1997  132,598   13,400            0        0          11,811
 Sr. Vice Pres. &                    1996  114,348        0      100,000        0          10,291
 Chief Operating Officer-Mining      1995  114,354        0      100,000        0          11,765

----------------

(1) Includes income received pursuant to the Company's Employees Savings and Security Plan (the "Savings Plan") in which all employees of the Company, other than those covered by collective bargaining agreement, may participate, and the

    Sunshine Defined Contribution Plan (the "DC Plan"). Payments to Mr. Simko under the Savings Plan were $4,750, $4,500, and $4,500 in 1997, 1996, and 1995, respectively; and under the DC Plan were $8,144, $9,000 and $11,025 in 1997, 1996, and 1995. Payments to Mr. Davis under the Savings Plan were $4,750, $4,500, and $4,500 in 1997, 1996, and 1995, respectively; and under the DC Plan were $8,144 ,$9,000 and $11,025 in 1997, 1996, and 1995, respectively. Payments to Mr. Cougher under the Savings Plan were $4,380, $3,430 and $3,360 for 1997, 1996, and 1995, respectively; and under the DC Plan were $7,431, $6,861 and $5,980 for 1997, 1996, and 1995, respectively.
    The Savings Plan is an individual account plan which provides for deferred compensation as described in Section 401(k) of the Internal Revenue Code and is subject to and complies with all of the principal protective provisions of Titles I and II of the Employee Retirement Income Security Act of 1974 ("ERISA"). The DC Plan replaced the Company's Defined Benefit Pension Plan as of January 1, 1994, and is subject to and complies with ERISA.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

         The following table provides information on option exercises in fiscal 1997 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1997.

              (A)                   (B)          (C)                (D)                              (E)
---------------------------------------------------------------------------------------------------------------------
                                  SHARES        VALUE         NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                ACQUIRED ON   REALIZED       UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS/SARS
                               EXERCISE (#)      ($)        OPTIONS/SARS AT FY-END (#)            AT FY-END ($)
                               ------------   --------     ---------------------------   ----------------------------
             NAME                                          EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
             ----                                          -----------   -------------   -----------    -------------
John S. Simko, CEO  . . . .         0            0            865,000          0             0                0
William W. Davis  . . . . .         0            0            600,000          0             0                0
Harry F. Cougher  . . . . .         0            0            300,000          0             0                0

----------------

PENSION PLANS

         On December 31, 1993, the Company froze its Defined Benefit Pension Plan (the "Pension Plan"), which was replaced as of January 1, 1994, by the Company's DC Plan. The Pension Plan was maintained for the benefit of employees, except those covered by a collective bargaining agreement. The following table shows the estimated annual benefits payable under the Pension Plan as in effect on December 31, 1993; after which date benefits ceased to accrue. The examples assume retirement at age 65 after assumed periods of service, and a fixed level of social security benefits.

                                               RETIREMENT BENEFIT AT AGE 65
                                               ----------------------------
                                                     YEARS OF SERVICE
                                                     ----------------
         REMUNERATION          5           10              15            20             25            30
         ------------     ----------   -----------      ----------    ----------    -----------    ----------
             75,000         $6,000        $12,000         $18,500        $24,000       $30,000       $36,500
            100,000          8,000         16,000          25,000         33,000        41,000        49,000
            150,000         13,000         25,000          38,000         51,000        64,000        76,000
            200,000         17,000         34,000          52,000         69,000        86,000       103,000
            250,000         22,000         43,000          65,000         87,000       109,000       115,641
            300,000         26,000         52,000          79,000        105,000       115,641       115,641
            350,000         31,000         61,000          92,000        115,641       115,641       115,641

         The years of credited service at December 31, 1993, for Mr. Simko was nine years; for Mr. Davis was ten years; and for Mr. Cougher was nine years. Employees who are age 55 and who have fifteen years of employment with the Company are eligible for early retirement, and will receive approximately 75% of the accrued benefits they would have received at age 65. Mr. Simko's employment contract provides that he shall be eligible for early retirement notwithstanding that he will have less than fifteen years of service with the Company upon expiration of his employment contract. See "EMPLOYMENT CONTRACTS".

COMPENSATION OF DIRECTORS

         Prior to June 10, 1997, directors who are not employees received an annual retainer of 50 troy ounces of gold and compensation for board and committee meetings attended of 3.5 troy ounces of gold per day. Beginning June 10, 1997, directors who are not employees receive an annual retainer of $25,000 and $1,250 per day for each board and committee meeting attended. Also beginning in 1997, directors who so elect are covered by the Sunshine Mining Health Insurance Plan. During 1997, directors received compensation as follows in gold, cash and/or health benefits: Messrs. Andersen $28,723.25, Babbitt $36,537.05, Elvin $32,473.25, Jackson $33,421.60, Shaffer $29,973.25, Smith
$35,287.05.

EMPLOYMENT CONTRACTS

         Effective January 1, 1994, each of Messrs. Simko, Davis and Cougher entered into written employment agreements (the "Employment Agreements") with the Company for a term of three years. In December, 1995, the Employment Agreements were amended to extend the term to December 31, 1999.

         In the event of the disability or death, the Employment Agreements provide for the continued payment of the base compensation for the remaining term, subject to reduction for disability payments separately provided by the Company. The employees receive such annual incentive compensation based on the performance of the Company or other criteria as may be awarded in the discretion of the Board of Directors, and participate in any employee benefit, welfare, deferred compensation, stock option plan, or any other plan or arrangement of the Company now or hereafter adopted for the benefit of officers or employees generally. In addition, Mr. Simko's agreement provides that he is deemed to have qualified for early retirement under the Company's Pension Plan notwithstanding that at the expiration of the agreement he shall have less than 15 years of service with the Company.

         Pursuant to the Employment Agreements, the Company will indemnify each employee in the event that he is made, or threatened to be made, a party to any action or proceeding, including any action by or in the right of the Company by reason of the provision of services by him to the Company. Claims or controversies arising under the Employment Agreements will be resolved through arbitration, and all resulting legal and accounting fees and other expenses will be paid by the Company.

                 COMPENSATION AND TRANSACTION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

         The following non-employee directors served on the Compensation and Transaction Committee of the Company's Board of Directors during the last completed fiscal year: Daniel D. Jackson, V. Dale Babbitt and Oren G. Shaffer.

         The Committee is responsible for reviewing executive compensation and recommending appropriate changes to the Board of Directors to retain key executives and to reward performance that benefits the Company's stockholders. The Board annually approves increases in base salaries and awards of incentive compensation, if any, for any executive or employee whose overall compensation would exceed $100,000.

         The Committee believes in compensating executives based on business performance and their respective contributions. However, the Committee also recognizes the pressure on cash costs, including salaries, created by the prolonged slump in silver prices. The Company's executive compensation in general is lower than the mining industry, particularly Hecla Mining Company and Coeur d'Alene Mines Corporation (the "Peer Companies").

         The Committee annually reviews base salaries and performance and recommended changes are presented to the full Board. The Committee also reviews the appropriateness of alternative pay systems to reward performance, maintain competitiveness and align the executives' interest with those of the stockholders, including cash bonuses, stock bonuses, stock grants, stock options or other forms of compensation.

         Recent changes to the Internal Revenue Code have been made relating to the disallowance of deduction for remuneration to certain executive officers in excess of $1,000,000. The compensation paid to the Company's executives is less than this limit, and will be fully deductible.

         Several key objectives were established for executive officers in 1997. They were stated in a general, rather than quantitative, manner because fluctuating precious metals markets and the uncertainty of exploration results complicate quantification efforts. Because each of the key objectives could contribute to the profitability of the Company and the increase in shareholder worth, each objective was given relatively equal consideration by the Committee.

         The key objectives were stated as follows:

         (1) Increase silver production from the Sunshine Mine to 4 million ounces of silver at a reduced cash production cost per ounce of silver in 1997 and return it to full production by 1997 year end;

         (2) Strengthen the Company's financial condition and balance sheet to enable the Company to control exploration and development of Pirquitas and to be in position to bid on other appropriate properties;

         (3) Further development and metallurgical testing on Pirquitas in order to establish proven and probable reserves and begin a feasibility study in 1997;

         (4) Continue exploration activities on existing projects and identify and acquire control of new exploration projects;

         (5) Increase investor awareness of Sunshine Mining & Refining Company to enhance shareholder worth;

         (6) Establish a plan to return the company to profitability by 2000.

         The prolonged slump in silver prices continued in 1997 resulting in an average silver price received of $5.02 per ounce sold. This hampered efforts to return to profitability and negatively impacted the Common Stock price. To strengthen the Company's financial condition, approximately $14.8 million in net proceeds was raised through the placement of 10% Convertible Promissory Notes. Cash production costs per ounce of silver declined 26% in 1997 primarily due to an increase in silver production of 1.7 million ounces (65%) over 1996, as the production from the West Chance ore body increased.

         Progress was made in other categories, including: The Company established a reserve of over 70 million ounces of silver at Pirquitas through its extensive drilling, underground sampling program, and metallurgical testing; acquired the rights to La Joya del Sol which could contain sufficient gold mineralization to warrant development; and increased investor awareness through direct mailings, meetings with analysts, and participation at investment conferences.

         After comparison of compensation for executives in similar positions in other companies and in recognition of their efforts in working diligently toward the Company's objectives, the Committee recommended and the Board approved increases in salary to Messrs. Davis and Cougher of $20,000 and $12,000, respectively, together with a 12% bonus payable in 1998.

         In December, 1997, after reviewing compensation for CEO's of the Peer Companies and other mining companies, and in recognition of the Company's progress toward meeting the key objectives, including meeting its silver production target for the year, establishing a reserve base at Pirquitas, private placement of notes, increasing investor awareness of the Company, and in his service as President of the Silver Institute, the Committee recommended and the Board approved, a bonus of 15% be paid to Mr. Simko in 1998. His overall compensation remains below similar positions in the Peer Companies.

                                                       Daniel D. Jackson
                                                       V. Dale Babbitt
                                                       Oren G. Shaffer

PERFORMANCE GRAPH

         The accompanying chart compares the returns on investments since December 31, 1992, on the Standard and Poors 500, industry peer group, and the Company's Common Stock. The comparable company index includes the Company, Hecla Mining Company and Couer d'Alene Mines Corporation.



                                    [GRAPH]





COMPANY NAME/INDEX             1992       1993      1994      1995      1996       1997
---------------------------------------------------------------------------------------
SUNSHINE MINING & REFINING      100      559.70    363.70    279.77     209.71    223.81
S&P 500 INDEX                   100      110.08    111.53    153.45     188.68    251.63
PEER GROUP                      100      220.54    167.25    133.19     110.21     90.35

                             STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive offices by November 24, 1998, for inclusion in the proxy statement and proxy relating to that meeting.

                               VOTING BY PROXIES

         A properly executed proxy will be voted in accordance with its terms. Unless otherwise indicated, the proxy cards will be voted FOR the election of directors to serve as indicated, and in the discretion of the proxy for any other proposal that may come before the meeting. A proxy may be revoked at any time before it is voted.

         At the date of this Proxy Statement, the Board of Directors knows of no other matters which will be presented for consideration at the Annual Meeting.



                              GENERAL INFORMATION

         No representative of Ernst & Young LLP, the Company's independent public accountants, will be present at the Annual Meeting.

         All expenses in connection with this solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone, telegram, mail or in person. The Company may also reimburse brokers and other custodians, nominees and fiduciaries holding shares in their names, for their reasonable expenses in sending material to the beneficial owners of shares and obtaining their proxies.

         COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING AUDITED FINANCIAL STATEMENTS, FOR THE YEAR ENDED DECEMBER 31, 1997, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE COMPANY AT 877 WEST MAIN STREET, SUITE 600, BOISE, IDAHO 83702, ATTN: REBECCA L. SAUNDERS, SECRETARY, BY TELEPHONE REQUEST TO (208) 345-0660, OR AT THE SECURITIES AND EXCHANGE COMMISSION WEB SITE (HTTP:\\WWW.SEC.GOV).

                                        SUNSHINE MINING AND REFINING COMPANY

 March 24, 1998

                      SUNSHINE MINING AND REFINING COMPANY
                        877 WEST MAIN STREET, SUITE 600
                               BOISE, IDAHO 83702

                      THIS PROXY IS SOLICITED ON BEHALF OF
         THE BOARD OF DIRECTORS OF SUNSHINE MINING AND REFINING COMPANY

         The undersigned hereby appoints John S. Simko, William W. Davis and Robert H. Peterson, or any of them, with full power of substitution, as Proxies and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock, par value $.01, of Sunshine Mining and Refining Company held of record by the undersigned on March 23, 1998, at the Annual Meeting of Stockholders to be held on May 20, 1998, or any adjournment(s) thereof.

1.  ELECTION OF DIRECTORS
    [  ]  FOR all nominees listed below        [  ] WITHHOLD AUTHORITY
          (except as marked to the                  to vote for all nominees
          contrary below)                           listed below

    G. CHRIS ANDERSEN, V. DALE BABBITT, GEORGE M. ELVIN, DANIEL D. JACKSON, OREN G. SHAFFER, JOHN S. SIMKO, ROBERT B. SMITH, JR.

    (INSTRUCTIONS: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)


         ------------------------------------------------------------

2. In their discretion, to vote upon such other business as may properly come before the meeting.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR.

         Please sign exactly as name appears below.

                      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
                      If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person.

                      Date                           , 1998
                           --------------------------


                      ------------------------------------
                                     Signature

                      ------------------------------------
                             Signature if held jointly

                      Please mark, sign, date and promptly return this proxy card using the enclosed envelope.